SIMTROL, INC.

                  CERTIFICATE OF DESIGNATION OF PREFERENCES,
                           RIGHTS, AND LIMITATIONS
                                      OF
                     SERIES A CONVERTIBLE PREFERRED STOCK

                         PURSUANT TO SECTION 154 OF THE
                        DELAWARE GENERAL CORPORATION LAW

        The undersigned, Richard W. Egan and Stephen N. Samp, do hereby certify that:

                1. They are the President and Secretary, respectively, of Simtrol, Inc., a Delaware corporation (the "Corporation").

                2. The Corporation is authorized to issue 800,000 shares of preferred stock ("Preferred Stock"), none of which have been issued.

                3. The following resolutions were duly adopted by the Board of
Directors:

        WHEREAS, the Certificate of Incorporation of the Corporation provides for a class of its authorized stock known as Preferred Stock, comprised of 800,000 shares, $0.00025 par value, issuable from time to time in one or more series;

        WHEREAS, the Board of Directors of the Corporation is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any Series and the designation thereof, of any of them; and

        WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the Preferred Stock of which up to 450,000 may be issued ("Series A Preferred Stock"), and shall be set forth as follows:

        NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:


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                      TERMS OF SERIES A PREFERRED STOCK

            Section 1. Definitions. Capitalized terms used and not otherwise defined herein that are defined in the Subscription Agreement shall have the meanings given such terms in the Subscription Agreement. For the purposes hereof, the following terms shall have the following meanings:

            "Alternate Consideration" shall have the meaning set forth in
      Section 7(e).

            "Bankruptcy Event" means any of the following events: (a) the Corporation or any Significant Subsidiary (as such term is defined in Rule 1.02(s) of Regulation S-X) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Corporation or any Significant Subsidiary thereof; (b) there is commenced against the Corporation or any Significant Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Corporation or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Corporation or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 days; (e) the Corporation or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors; (f) the Corporation or any Significant Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (g) the Corporation or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

            "Base Conversion Price" shall have the meaning set forth in Section 7(b).

            "Change of Control Transaction" means the occurrence after the date hereof of any of (i) an acquisition by an individual or legal entity or "group" (as described in Rule 13d-5(b)(1) promulgated under the Exchange
      Act) of effective control (whether through legal or beneficial ownership of capital stock of the Corporation, by contract or otherwise) of in excess of 33% of the voting securities of the Corporation, or (ii) the Corporation merges into or consolidates with any other Person, or any Person merges into or consolidates with the Corporation and, after giving effect to such transaction, the stockholders of the Corporation immediately prior to such transaction own less than 66% of the aggregate voting power of the Corporation or the successor entity of such transaction, or (iii) the Corporation sells or transfers its assets, as an entirety or substantially as an entirety, to another Person and the stockholders of the Corporation immediately prior to such transaction own less than 66% of the aggregate voting power of the acquiring entity immediately after the transaction, (iv) a replacement at one time or within a one year period of more than one-half of the members of the Corporation's board of directors which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), or (v) the execution by the Corporation of an agreement to which the Corporation is a party or by which it is bound, providing for any of the events set forth above in (i) or (iv).

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

            "Closing Date" means the Trading Day when all of the Transaction Documents have been executed and delivered by the applicable parties thereto, and all conditions precedent to (i) the Holders' obligations to pay the Subscription Amount and (ii) the Corporation's obligations to deliver the Securities have been satisfied or waived.

            "Commission" means the Securities and Exchange Commission.

            "Common Stock" means the Corporation's common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter have been reclassified or changed into.

            "Common Stock Equivalents" means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

            "Conversion Date" shall have the meaning set forth in Section 6(a).

            "Conversion Price" shall have the meaning set forth in Section 6(b).

            "Conversion Shares" means, collectively, the shares of Common Stock into which the shares of Series A Preferred Stock are convertible in accordance with the terms hereof.

            "Conversion Shares Registration Statement" means a registration statement that meets the requirements of the Subscription Agreement and registers the resale of all Conversion Shares by the Holder, who shall be named as a "selling stockholder" thereunder, all as provided in the Subscription Agreement.

             "Dilutive Issuance" shall have the meaning set forth in Section
      7(b).

            "Dilutive Issuance Notice" shall have the meaning set forth in
      Section 7(b).

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

            "Effective Date" means the date that the Conversion Shares Registration Statement is declared effective by the Commission.

             "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

            "Exempt Issuance" means the issuance of (a) shares of Common Stock or options to employees, officers or directors of the Corporation pursuant to any stock or option plan duly adopted by a majority of the non-employee members of the Board of Directors of the Corporation or a majority of the members of a committee of non-employee directors established for such purpose, (b) securities upon the exercise of or conversion of any securities issued in the 2004 Private Placements, (c) securities upon the exercise of or conversion of any securities issued hereunder, convertible securities, options or warrants issued and outstanding on the date of the Subscription Agreement, provided that such securities have not been amended since the date of the Subscription Agreement to increase the number of such securities or to decrease the exercise or conversion price of any such securities, and (d) securities issued pursuant to acquisitions or strategic transactions, provided any such issuance shall only be to a Person which is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Corporation and in which the Corporation receives benefits in addition to the investment of funds, but shall not include a transaction in which the Corporation is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

            "Fundamental Transaction" shall have the meaning set forth in
      Section 7(e).

            "Holder" shall have the meaning given such term in Section 2.

            "Junior Securities" means the Common Stock and all other equity or equity equivalent securities of the Corporation other than those securities that are (a) outstanding on the Original Issue Date and (b) which are explicitly senior or pari passu in rights or liquidation preference to the Series A Preferred Stock.

            "Liquidation" shall have the meaning given such term in Section 5.

            "Notice of Conversion" shall have the meaning given such term in
      Section 6(a).

            "Original Issue Date" shall mean the date of the first issuance of any shares of the Series A Preferred Stock regardless of the number of transfers of any particular shares of Series A Preferred Stock and regardless of the number of certificates which may be issued to evidence such Series A Preferred Stock.

            "Offering" means the offering of Series A Convertible Preferred Stock with warrants dated April 21, 2005.

            "Person" means a corporation, an association, a partnership, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

            "Subscription Agreement" means the Subscription Agreement, dated as of the Original Issue Date, to which the Corporation and the original Holders are parties, as amended, modified or supplemented from time to time in accordance with its terms.

            "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

            "Share Delivery Date" shall have the meaning given such term in
      Section 6(e).

            "Stated Value" shall mean $3.00.

            "Subscription Amount" shall mean, as to each Purchaser, the amount to be paid for the Series A Preferred Stock purchased pursuant to the Subscription Agreement as specified below such Purchaser's name on the signature page of the Subscription Agreement and next to the heading "Subscription Amount", in United States Dollars and in immediately available funds.

            "Subsidiary" shall have the meaning given to such term in the Subscription Agreement.

             "Trading Day" means a day on which the Common Stock is traded on a Trading Market.

            "Trading Market" means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq SmallCap Market, the American Stock Exchange, the New York Stock Exchange, the Nasdaq National Market or the OTC Bulletin Board.

            "Transaction Documents" means the Subscription Agreement, the Warrants, the the Statement of Accredited Investor and any other documents or agreements executed in connection with the transactions contemplated by the Subscription Agreement.

            "2004 Private Placements" shall mean the $575,000 convertible bridge loan with warrants offering commenced January 23, 2004 and the $1,825,000 common stock with warrants offering commenced May 11, 2004.

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

            "VWAP" means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. Eastern Time to 4:02 p.m. Eastern Time); (b) if the Common Stock is not then listed or quoted on a Trading Market and if prices for the Common Stock are then quoted on the OTC Bulletin Board, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; (c) if the Common Stock is not then listed or quoted on the OTC Bulletin Board and if prices for the Common Stock are then reported in the "Pink Sheets" published by the Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Purchasers and reasonably acceptable to the Corporation.

            Section 2.  Designation, Amount and Par Value.

            The series of Preferred Stock issued under this certificate shall be designated as the Corporation's Series A Convertible Preferred Stock and the number of shares so designated shall be 450,000 (which shall not be subject to increase without the consent of all of the holders of the Series A Preferred Stock (each, a "Holder" and collectively, the "Holders")).

            Section 3.  Dividends.

            a) So long as any Series A Preferred Stock shall remain outstanding, neither the Corporation nor any Subsidiary thereof shall redeem, purchase or otherwise acquire directly or indirectly any Junior Securities. So long as any Series A Preferred Stock shall remain outstanding, neither the Corporation nor any Subsidiary thereof shall directly or indirectly pay or declare any dividend or make any distribution upon, nor shall any distribution be made in respect of, any Junior Securities, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities or shares pari passu with the Series A Preferred Stock.

            b) The Corporation acknowledges and agrees that the capital of the Corporation (as such term is used in Section 154 of the Delaware General Corporation Law) in respect of the Series A Preferred Stock and any future issuances of the Corporation's capital stock shall be equal to the aggregate par value of such Series A Preferred Stock or capital stock, as the case may be, and that, on or after the date of the Subscription Agreement, it shall not increase the capital of the Corporation with respect to any shares of the Corporation's capital stock issued and outstanding on such date. The Corporation also acknowledges and agrees that it shall not create any special reserves under Section 171 of the Delaware General Corporation Law without the prior written consent of each Holder.

            Section 4.  Voting Rights.

            Except as otherwise provided herein and as otherwise required by law, the Series A Preferred Stock shall have the right to vote on an as converted basis. However, so long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of a majority of the Holders of the shares of the Series A Preferred Stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock or alter or amend this Certificate of Designation, (b) authorize or create any class of stock ranking as to redemption or distribution of assets upon a Liquidation (as defined in Section 5) senior to or otherwise pari passu with the Series A Preferred Stock, (c) amend its certificate of incorporation or other charter documents so as to affect adversely any rights of the Holders, (d) increase the authorized number of shares of Series A Preferred Stock, or (e) enter into any agreement with respect to the foregoing.

            Section 5.  Liquidation.

            Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a "Liquidation"), the Holders shall be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus, for each share of Series A Preferred Stock an amount equal to the Stated Value per share and any other fees or liquidated damages owing thereon before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be distributed among the Holders ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A Fundamental Transaction or Change of Control Transaction shall not be treated as a Liquidation. The Corporation shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record Holder.

            Section 6.  Conversion.

a) Conversions at Option of Holder. Each share of Series A Preferred Stock shall be convertible into that number of shares of Common Stock
      (subject to the adjustments set forth in Sections 6(c) and 6(d)) determined by dividing the Stated Value of such share of Series A Preferred Stock by the Conversion Price, at the option of the Holder, at any time and from time to time from and after the Original Issue Date. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a "Notice of Conversion"). Each Notice of Conversion shall specify the number of shares of Series A Preferred Stock to be converted, the number of shares of Series A Preferred Stock owned prior to the conversion at issue, the number of shares of Series A Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Notice of Conversion to the Corporation by facsimile (the "Conversion Date"). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect any conversions of shares of Series A Preferred
      Stock, a Holder shall be required to surrender the certificate(s) representing such shares of Series A Preferred Stock to the Corporation evidencing the shares to be converted. Shares of Series A Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and may not be reissued.

b) Conversion Price. The conversion price for the Series A Preferred Stock shall equal $0.75 (the "Conversion Price"), subject to adjustment herein.

c) Beneficial Ownership Limitation. The Corporation shall not effect any conversion of the Series A Preferred Stock, and the Holder shall not have the right to convert any portion of the Series A Preferred Stock to the extent that after giving effect to such conversion, the Holder (together with the Holder's affiliates), as set forth on the applicable Notice of Conversion, would beneficially own in excess of 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted Stated Value of Series A Preferred Stock beneficially owned by the Holder or any of its affiliates and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Corporation (including the Warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 6(c), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. To the extent that the limitation contained in this
      Section 6(c) applies, the determination of whether the Series A Preferred Stock is convertible (in relation to other securities owned by the Holder together with any affiliates) and of which shares of Series A Preferred Stock is convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder's determination of whether the shares of
      Series A Preferred Stock may be converted (in relation to other securities owned by such Holder) and which shares of the Series A Preferred Stock is convertible, in each case subject to such aggregate percentage limitations. To ensure compliance with this restriction, the Holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. For purposes of this Section 6(c), in determining the number of outstanding shares of Common Stock, the

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

      Holder may rely on the number of outstanding shares of Common Stock as reflected in the most recent of the following: (A) the Corporation's most recent Form 10-QSB or Form 10-KSB, as the case may be, (B) a more recent public announcement by the Corporation or (C) any other notice by the Corporation or the Corporation's transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of the Holder, the Corporation shall within two Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series A Preferred Stock, by the Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The provisions of this Section 6(c) may be waived by the Holder upon, at the election of the Holder, upon not less than 61 days' prior notice to the Corporation, and the provisions of this
      Section 6(c) shall continue to apply until such 61st day (or such later date, as determined by the Holder, as may be specified in such notice of waiver).

d)    Intentionally Omitted

e)    Mechanics of Conversion

            i. Delivery of Certificate Upon Conversion. Not later than three Trading Days after each Conversion Date (the "Share Delivery Date"), the Corporation shall deliver or cause to be delivered to the Holder a certificate or certificates which, after the Effective Date, shall be free of restrictive legends and trading restrictions (other than those required by the Subscription Agreement) representing the number of shares of Common Stock being acquired upon the conversion of shares of Series A Preferred Stock. After the Effective Date, the Corporation shall, upon request of the Holder, deliver any certificate or certificates required to be delivered by the Corporation under this Section electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions. If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by the applicable Holder by the third Trading Day after the Conversion Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Corporation shall immediately return the certificates representing the shares of Series A Preferred Stock tendered for conversion.

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

            ii. Obligation Absolute; Partial Liquidated Damages. The Corporation's obligations to issue and deliver the Conversion Shares upon conversion of Series A Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by the Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to the Holder in connection with the issuance of such Conversion Shares. In the event a Holder shall elect to convert any or all of the Stated Value of its Series A Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or any one associated or affiliated with the Holder of has been engaged in any violation of law, agreement or for any other reason, unless, an injunction from a court, on notice, restraining and or enjoining conversion of all or part of this Series A Preferred Stock shall have been sought and obtained and the Corporation posts a surety bond for the benefit of the Holder in the amount of 150% of the Stated Value of Series A Preferred Stock outstanding, which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of an injunction precluding the same, the Corporation shall issue Conversion Shares or, if applicable, cash, upon a properly noticed conversion. If the Corporation fails to deliver to the Holder such certificate or certificates pursuant to Section 6(e)(i) within three Trading Days of the Share Delivery Date applicable to such conversion, the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $3,000 of Stated Value of Series A Preferred Stock being converted, $30 per Trading Day (increasing to $100 per Trading Day after 3 Trading Days and increasing to $120 per Trading Day 6 Trading Days after such damages begin to accrue) for each Trading Day after the Share Delivery Date until such certificates are delivered. Nothing herein shall limit a Holder's right to pursue actual damages for the Corporation's failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

      iii. Intentionally Omitted

      iv. Reservation of Shares Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of the Series A Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holder (and the other Holders of the Series A Preferred Stock), not less than such number of shares of the Common Stock as shall (subject to any additional requirements of the Corporation as to reservation of such shares set forth in the Subscription Agreement) be issuable (taking into account the adjustments and restrictions of
Section 7) upon the conversion of all outstanding shares of Series A Preferred Stock.

      v. Fractional Shares. Upon a conversion hereunder, the Corporation shall not be required to issue stock certificates representing fractions of shares of the Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the VWAP at such time. If the Corporation elects not, or is unable, to make such a cash payment, the Holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

      vi. Transfer Taxes. The issuance of certificates for shares of the Common Stock on conversion of this Series A Preferred Stock shall be made without charge to the Holder hereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Series A Preferred Stock so converted and the Corporation shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

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            Section 7.  Certain Adjustments.

      a) Stock Dividends and Stock Splits. If the Corporation, at any time while this Series A Preferred Stock is outstanding: (A) pays a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation pursuant to this Preferred Sock), (B) subdivides outstanding shares of Common Stock into a larger number of shares, (C) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issues by reclassification of shares of the Common Stock any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

      b) Subsequent Equity Sales. If the Corporation or any Subsidiary thereof, as applicable, at any time while this Series A Preferred Stock is outstanding, shall offer, sell, grant any option to purchase or offer, sell or grant any right to reprice its securities, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock, at an effective price per share less than the then Conversion Price (such lower price, the "Base Conversion Price" and such issuances collectively, a "Dilutive Issuance"), as adjusted hereunder (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which is issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share which is less than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then the Conversion Price shall be reduced to equal the Base Conversion Price. Notwithstanding the foregoing, no adjustment will be made under this Section 7(b) in respect of an Exempt Issuance. The Corporation shall notify the Holder in writing, no later than the Business Day following the issuance of any Common Stock or Common Stock Equivalents subject to this section, indicating therein the applicable issuance price, or of applicable reset price, exchange price, conversion price and other pricing terms (such notice the "Dilutive Issuance Notice"). For purposes of clarification, whether or not the Corporation provides a Dilutive Issuance Notice pursuant to this
Section 7(b), upon the occurrence of any Dilutive Issuance, after the date of such Dilutive Issuance the Holder is entitled to receive a number of Conversion Shares based upon the Base Conversion Price regardless of whether the Holder accurately refers to the Base Conversion Price in the Notice of Conversion.

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

      c) Subsequent Rights Offerings. If the Corporation, at any time while the Series A Preferred Stock is outstanding, shall issue rights, options or warrants to all holders of Common Stock (and not to Holders) entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Conversion Price at the record date mentioned below, then the Conversion Price shall be multiplied by a fraction, of which the denominator shall be the number of shares of the Common Stock Outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the numerator shall be the number of shares of the Common Stock Outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered (assuming receipt by the Corporation in full of all consideration payable upon exercise of such rights, options or warrants) would purchase at the Conversion Price. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants.

      d) Pro Rata Distributions. If the Corporation, at any time while Series A Preferred Stock is outstanding, shall distribute to all holders of Common Stock (and not to Holders) evidences of its indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security, then in each such case the Conversion Price shall be adjusted by multiplying such Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the Conversion Price determined as of the record date mentioned above, and of which the numerator shall be such Conversion Price on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors in good faith. In either case the adjustments shall be described in a statement provided to the Holder of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

      e) Fundamental Transaction. If, at any time while this Series A Preferred Stock is outstanding, (A) the Corporation effects any merger or consolidation of the Corporation with or into another Person, (B) the Corporation effects any sale of all or substantially all of its assets in one or a series of related transactions, (C) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a "Fundamental Transaction"), then upon any subsequent conversion of this Series A Preferred Stock, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the "Alternate Consideration"). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series A Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holder new preferred stock consistent with the foregoing provisions and evidencing the Holder's right to convert such preferred stock into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 7(e) and insuring that this Series A Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

      f) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

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

      g) Notice to Holders.

      i. Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any of this Section 7, the Corporation shall promptly mail to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

      ii. Notice to Allow Conversion by Holder. If (A) the Corporation shall declare a dividend (or any other distribution) on the Common Stock; (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock; (C) the Corporation shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation; then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Series A Preferred Stock, and shall cause to be mailed to the Holder at its last address as its shall appear upon the stock books of the Corporation, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or
(y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder shall be entitled to convert any or all of such Holder's shares of Series A Preferred Stock on the terms set forth herein during the 20-day period commencing the date of such notice to the effective date of the event triggering such notice.

      Section 8. Covenants

      a) Restriction on Debt. Without approval of a majority of the Series A Preferred Stock Holders, the Company shall not incur debt in excess of an aggregate of $1.0 million outside of trade debt in the normal course of business. Such debt may only be secured by accounts receivables and shall not encumber any copyrights, marketing materials, software code or any other proprietary technology, software or product processes, patents or patent licenses.

      b) Net Working Capital. Beginning the quarter ending December 31, 2005, and for each subsequent fiscal quarter-end of the Company, in the event any shares of the Series A Preferred Stock are then outstanding and the Company's net working capital (defined as current assets less current liabilities) is then less than 25% of the total amount of gross proceeds raised in this Offering (defined as a "Quarterly Default"), then for each Quarterly Default, the Company shall issue to the holders of the Series A Preferred Stock a number of additional shares of Series A Preferred Stock equal to 25% of the number of shares of Series A Preferred Stock held by such holder at the time of such Quarterly Default. The net working capital will be determined by reference to the Company's most recent Form 10-QSB or Form 10-KSB or other appropriate filing. If a Quarterly Default occurs and the Company has an insufficient number of authorized shares of Preferred Stock to issue the shares of Series A Preferred Stock required by this Section 8(b), then the Company shall hold a shareholder meeting within forty-five (45) days of such Quarterly Default to vote upon an increase in the number of shares of Preferred Stock equal to four
(4) times the number of originally issued shares of Series A Preferred Stock. In the event such proposal is not approved at such shareholder meeting, the Company shall issue to Holders of Series A Preferred Stock shares of common stock equivalent to shares of common stock associated with the Series A Preferred Stock on an as converted basis that such Holder would have been due at the time of such Quarterly Default, subject to the Conversion Price at the time of the Quarterly Default.

      Section 9. Miscellaneous.

      a) Notices. Any and all notices or other communications or deliveries to be provided by the Holder hereunder, including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service, addressed to the
Corporation: 2200 Norcross Parkway, Suite 255, Norcross, Georgia, 30071, facsimile number (770) 441-1823, Attn: Secretary, or such other address or facsimile number as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Corporation, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:30 p.m. (New York City time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date,
(iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

      b) Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay the liquidated damages (if any) on, the shares of Series A Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

      c) Lost or Mutilated Series A Preferred Stock Certificate. If a Holder's Series A Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A Preferred Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Corporation.

      d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof.

      e) Waiver. Any waiver by the Corporation or the Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation. The failure of the Corporation or the Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver must be in writing.

      f) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest.

      g) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

      h) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

                            *********************

        RESOLVED, FURTHER, that the Chairman, the President, Chief Executive Officer or any Vice-President, and the Secretary or any Assistant Secretary, of the Corporation be and they hereby are authorized and directed to prepare and file a Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

        IN WITNESS WHEREOF, the undersigned have executed this Certificate this 9th day of May, 2005.

/s/ Richard W. Egan                           /s/ Stephen N. Samp
-------------------                           -------------------
Richard W. Egan                               Stephen N. Samp
President and Chief Executive Officer         Chief Financial Officer